As filed with the Securities and Exchange Commission on September 22, 1997

                                                 Registration No. 33-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                             Harris Financial, Inc.
             (Exact Name of Registrant as Specified in its Charter)

      Pennsylvania                                        23-2889833
(State of Incorporation)                      (IRS Employer Identification No.)

                             235 North Second Street
                         Harrisburg, Pennsylvania 17101
                    (Address of Principal Executive Offices)

                           ---------------------------


        Harris Savings Bank 1994 Stock Option Plan for Outside Directors
              Harris Savings Bank 1994 Incentive Stock Option Plan Harris Savings Bank 1996 Incentive Stock Option Plan
                            (Full Title of the Plans)


                                   Copies to:
        William J. McLaughlin                    Kenneth R. Lehman, Esquire
President and Chief Executive Officer             Edward A. Quint, Esquire
       Harris Financial, Inc.               Luse Lehman Gorman Pomerenk & Schick
       235 North Second Street                   A Professional Corporation
   Harrisburg, Pennsylvania 17101              5335 Wisconsin Ave., N.W., #400
           (717) 236-4041                          Washington, D.C.  20015
                                                       (202) 274-2000
    (Name, Address and Telephone
     Number of Agent for Service)

                           ---------------------------


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
       Title of                                         Proposed                 Proposed
      Securities                 Amount                  Maximum                  Maximum                Amount of
         to be                    to be              Offering Price              Aggregate             Registration
      Registered             Registered (1)             Per Share             Offering Price                Fee
-------------------------------------------------------------------------------------------------------------------------

Options to Purchase
Common Stock

Common Stock, par
value $.01 per share     29,375 shares (2)               $18.28(3)               $  536,826              $163

Common Stock, par
value $.01 per share     89,650 shares (4)               $10.82(3)               $  942,813              $286

Common Stock, par
value $.01 per share     21,800 shares (5)               $42.53(3)               $  927,184              $281


        Total:          140,825 shares                                           $2,406,823              $730
                        ==============                                           ==========              ====


--------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Harris Savings Bank 1994 Stock Option Plan for Outside Directors (the "1994 Stock Option Plan"), the Harris Savings Bank 1994 Incentive Stock Option Plan (the "1994 Incentive Plan") and the Harris Savings Bank 1996 Incentive Stock Option Plan (the "1996 Incentive Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Harris Financial, Inc. pursuant to 17 C.F.R. ss. 230.416(a).
(2) Represents the number of shares currently reserved for issuance pursuant to the 1994 Stock Option Plan.
(3)  Determined by the exercise price of the options pursuant to 17 C.F.R.
     ss. 230.457(h)(1).
(4) Represents the number of shares currently reserved for issuance pursuant to the 1994 Incentive Plan.
(5) Represents the number of shares currently reserved for issuance pursuant to the 1996 Incentive Plan.


                      ------------------------------------


         This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

         This Registration Statement relates to the registration of (i) options to purchase up to 29,675 shares of Common Stock of Harris Financial, Inc. (the "Company") pursuant to the 1994 Stock Option Plan; (ii) 29,675 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the 1994 Stock Option Plan; (iii) options to purchase up to 89,650 shares of Common Stock of Harris Financial, Inc. pursuant to the 1994 Incentive Plan; (iv)
89,650 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the 1994 Incentive Plan; (v) options to purchase up to 21,800 shares of Common Stock of Harris Financial, Inc. pursuant to the 1996 Incentive Plan; and (vi) 21,800 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the 1996 Incentive Plan. Documents containing the information required by Part I of the Registration Statement have been or will be sent or given to participants in the 1994 Stock Option Plan, the 1994 Incentive Plan, and the 1996 Incentive Plan, as appropriate, as specified by Securities Act Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II.

Item 3.  Incorporation of Documents by Reference

         All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The following document filed or to be filed with the Commission is incorporated by reference in this Registration Statement:

         (A) The description of the Common Stock contained in the Registration Statement on Form S-4 (Commission File No. 333-22415), originally filed by the Company with the SEC under the Securities Act of 1933 on February 26, 1997, as amended on March 17, 1997.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

                  Article VI of the Registrant's Bylaws provide for the following indemnification for Directors and Officers.

                  6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

                  6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

                  6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section
         6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

                  (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

                  (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (3) by the stockholders.

                  6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this
         Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

                  6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
         Article VI.

                  6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this
         Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

         4.1 Harris Savings Bank 1994 Stock Option Plan (Incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-4 (Registration No. 333-22415), originally filed with the SEC on February 26, 1997, as amended on March 17, 1997).

         4.2 Harris Savings Bank 1994 Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-4 (Registration No. 333-22415), originally filed with the SEC on February 26, 1997, as amended on March 17, 1997).

         4.3 Harris Savings Bank 1996 Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 (Registration No. 333-22415), originally filed with the SEC on February 26, 1997, as amended on March 17, 1997).

         5 Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.

         23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in the opinion included as Exhibit 5).

         23.2     Consent of KPMG Peat Marwick LLP.

         99.1 Annual Report on Form F-2 of Harris Savings Bank for the fiscal year ended December 31, 1997.

         99.2 Quarterly Report on Form F-4 of Harris Savings Bank for the fiscal quarter ended March 31, 1997.

         99.3 Quarterly Report on Form F-4 of Harris Savings Bank for the fiscal quarter ended June 30, 1997.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Registration Statement not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1994 Stock Option Plan, the 1994 Incentive Plan and the 1996 Incentive Plan; and

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number                      Description
--------------                      -----------



         5 Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.

         23.1              Consent of Luse Lehman Gorman Pomerenk & Schick,
                           A Professional Corporation (contained in the opinion included as Exhibit 5)

         23.2              Consent of KPMG Peat Marwick LLP.

         99.1 Annual Report on Form F-2 of Harris Savings Bank for the fiscal year ended December 31, 1997.

         99.2 Quarterly Report on Form F-4 of Harris Savings Bank for the fiscal quarter ended March 31, 1997.

         99.3 Quarterly Report on Form F-4 of Harris Savings Bank for the fiscal quarter ended June 30, 1997.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, State of Pennsylvania, on this 18th day of September, 1997.

                                Harris Financial, Inc.


                                By:       \s\ William J. McLaughlin
                                          --------------------------------------
                                          William J. McLaughlin, President and
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



By:      \s\ William J. McLaughlin                                              By:     \s\ James L. Durrell
         ------------------------------------                                           -------------------------------------------
         William J. McLaughlin, President and                                           James L. Durrell, Executive Vice President
         Chief Executive Officer                                                        and Chief Financial Officer
         (Principal Executive Officer)                                                  (Principal Financial Officer)

Date:                 September 18, 1997                                       Date:                 September 18, 1997


By:      \s\ Samuel M. Altdoerffer, Sr.                                         By:     \s\ Ernest P. Davis
         ------------------------------------                                           -------------------------------------------
         Samuel M. Altdoerffer, Sr., Director                                           Ernest P. Davis, Director

Date:                 September 18, 1997                                       Date:                 September 18, 1997


By:      \s\ Jimmie C. George                                                   By:     \s\ Robert A. Houck
         ------------------------------------                                           -------------------------------------------
         Jimmie C. George, Director                                                     Robert A. Houck,  Director

Date:                 September 18, 1997                                       Date:                 September 18, 1997


By:      \s\ Robert E. Kessler                                                  By:     \s\ Robert R. Roebuck
         ------------------------------------                                           -------------------------------------------
         Robert E. Kessler, Director                                                    Robert R. Roebuck, Director

Date:                 September 18, 1997                                       Date:                 September 18, 1997


By:      \s\ William A. Siverling                                               By:     \s\ Frank R. Sourbeer
         ------------------------------------                                           -------------------------------------------
         William A. Siverling, Director                                                 Frank R. Sourbeer,  Director

Date:                 September 18, 1997                                       Date:                 September 18, 1997


By:      \s\ Bruce S. Isaacman                                                  By:
         ------------------------------------                                           -------------------------------------------
         Bruce S. Isaacman, Director                                                    William E. McClure, Jr., Director

Date:                 September 18, 1997                                       Date:

By:       ------------------------------------
          Donald B. Springer, Director

Date:

         The Plans. Pursuant to the requirements of the Securities Act of 1933, the Committee which administers the 1994 Stock Option Plan, the 1994 Incentive Plan, and the 1996 Incentive Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, State of Pennsylvania, on this 18th day of September 1997.

                        Harris Savings Bank 1994 Stock Option Plan
                        Harris Savings Bank 1994 Incentive Stock Option Plan Harris Savings Bank 1996 Incentive Stock Option Plan



                        \s\ William J. McLaughlin
                        -------------------------------------------
                        William J. McLaughlin, President and
                        Chief Executive Officer